Centex 2005-A
FOR INTERNAL DISTIBUTION ONLY

Prepayment Speed	Pricing Speeds	Pricing Speeds
Losses	Allstate Custom Vector	Allstate Custom Vector
Loss Severity	50%	50%
Lag	6	6
LIBOR	FWD	FWD + 200
Triggers	Fail	Fail
Optional Redemption	To Maturity	To Maturity

Class M1
Principal Writedown	0.02%	0.03%
Loss Curve Multiple	8.351x	6.965x
Cum Loss	22.10%	19.87%

Class M2
Principal Writedown	0.01%	0.04%
Loss Curve Multiple	6.338x	5.142x
Cum Loss	18.75%	16.38%

This information is being provided in response to your specific request for information. The information has been prepared and furnished to you solely by CREDIT SUISSE FIRST BOSTON CORPORATION (CSFBC) and not the Issuer of the Securities or any of its affiliates. The preliminary description of the underlying assests has not been independently verified by CSFBC. CSFBC is not acting as agent for the Issuer or its affiliiates in connection with the proposed transaction. All information contained herein is preliminary, limited in nature and subject to completion or amendment. CSFBC makes no representation that the above referenced seurity will actually perform as described in any scenario. The above analysis alone is not intended to be a prospectus and any investment decision with respect to the security should be made by you based solely upon the information contained in the final prospectus. Under no circumstances shall the information presented constitute an offer to sell or solicitation of an offer to by nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The securities my not be sold nor may an offer to buy be accepted prior to the delivery of a final prospectus relating to the securites.